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                                                                      Exhibit 12
                             CYTEC INDUSTRIES INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)



                                               Years Ended
                                               December 31,
                                               ------------
                                            1997          1996
                                            ----          ----
Earnings (loss) before income taxes        150.2         168.3
Add:
      Interest on indebtedness
          Net of capitalized interest       10.9           6.4
      Portion of rents representative
              Of the interest factor         6.4           5.4
Earnings as adjusted                       167.5         180.1
Fixed charges:
      Interest on indebtedness              12.5           8.0
      Portion of rents representative
              Of the interest factor         6.4           5.4
Fixed charges                               18.9          13.4
Ratio of earnings to fixed charges           8.9          13.4

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